Exhibit 99.1

For Immediate Release	Contact: Chris Ahearn	Contact: Julie Yenichek
November 15, 2010	Lowe’s Companies, Inc.	Lowe’s Companies, Inc.
	704-758-2304 chris.c.ahearn@lowes.com	704-758-4364 julie.v.yenichek@lowes.com

LOWE’S CANTER ANNOUNCES RETIREMENT
36-Year Merchandising and Operations Executive to Retire March 2011

MOORESVILLE, N.C. –  Lowe’s Companies, Inc. (NYSE: LOW) announced today long-time merchandising and operations executive Charles W. “Nick” Canter will retire March 4, 2011, following a 36-year career with the company.

Canter has served as executive vice president, merchandising since 2006.  He began his career at Lowe’s in 1974 and has held numerous leadership roles, including more than 30 years in store operations.

“Nick has been a true leader and innovator at virtually every level of store operations and merchandising during his career,” said Robert A. Niblock, chairman and CEO. “Everyone in the Lowe’s family thanks Nick for his vision, service and passion for excellence, and we wish him much success and happiness during retirement.”

In order to ensure a smooth transition, the company will announce Canter’s replacement prior to the end of the fiscal year.

With fiscal year 2009 sales of $47.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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